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Exhibit 99.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 14, 2003, relating to the financial statements and financial highlights which appears in the December 31, 2002 Annual Report to Shareholders of Brandes International Equity Fund, Turner Core Growth Fund, Frontier Capital Appreciation Fund, Clifton Enhanced U.S. Equity Fund and the Business Opportunity Value Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Portland, Oregon
April 22, 2003

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CONSENT OF INDEPENDENT ACCOUNTANTS